 Registration No. 333-217820

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1
to

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

The Meet Group, Inc.
(Exact name of registrant as specified in charter)

Delaware
(State or other jurisdiction of incorporation or organization)

86-0879433
(I.R.S. Employer Identification No.)

100 Union Square Drive
New Hope, Pennsylvania 18938
 (215) 862-1162
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Amended and Restated 2012 Omnibus Incentive Plan
Amended and Restated 2016 Inducement Omnibus Incentive Plan
(Full title of the plan)

Frederic Beckley
General Counsel and Executive Vice President, Business Affairs
The Meet Group, Inc.
100 Union Square Drive
New Hope, Pennsylvania 18938
(215) 862-1162
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

James W. McKenzie, Jr.
Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, Pennsylvania 19103
(215) 963-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.
☐

EXPLANATORY NOTE

The Meet Group, Inc. (the “Registrant,” “we,” or “us”) is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement (this “Post-Effective Amendment”) to deregister certain securities originally registered by the Registrant pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on May 10, 2017 (Registration Statement No. 333-217820 and referred to herein as the “Prior Registration Statement”) with respect to shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), thereby registered for offer or sale pursuant to, among other plans, the Registrant’s Amended and Restated 2012 Omnibus Incentive Plan (the “A&R 2012 Plan”). The Prior Registration Statement registered 4,550,000 shares of Common Stock.

The Registrant has since adopted a new equity incentive plan, the Registrant’s 2018 Omnibus Incentive Plan (the “2018 Plan”), which replaces the A&R 2012 Plan as of June 1, 2018, the date the Registrant’s stockholders approved the 2018 Plan. No future awards will be made under the A&R 2012 Plan. This Post-Effective Amendment is being filed solely to carry forward the 300,924 shares registered under the Prior Registration Statement that will not be used for awards under the A&R 2012 Plan to the 2018 Plan (the “Carryover Shares”). The Carryover Shares are hereby deregistered under the Prior Registration Statement.

Contemporaneously with the filing of this Post-Effective Amendment, the Registrant is filing a new Registration Statement on Form S-8 (the “New Registration Statement”) to register the shares of Common Stock now available for offer or sale pursuant to the 2018 Plan, including but not limited to the Carryover Shares. The registration fee paid for the Carryover Shares under the Prior Registration Statement shall be carried over to the New Registration Statement.

The Registrant may, from time to time, file additional post-effective amendments to the Prior Registration Statement to deregister shares that subsequently become available for new awards under the 2018 Plan due to outstanding awards under the A&R 2012 Plan expiring, being forfeited or terminated, or settled in cash.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, The Meet Group, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New Hope, Pennsylvania, on June 7, 2018.

THE MEET GROUP, INC.

By:	/s/ Geoffrey Cook
Geoffrey Cook
Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to Form S-8 Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ GEOFFREY COOK	Director and Chief Executive Officer	June 7, 2018
Geoffrey Cook	(principal executive officer)

/s/ JAMES BUGDEN	Chief Financial Officer	June 7, 2018
James Bugden	(principal financial officer)

/s/ MICHAEL JOHNSON	Chief Accounting Officer	June 7, 2018
Michael Johnson	(principal accounting officer)

/s/ SPENCER RHODES	Director, Chairman of the Board	June 7, 2018
Spencer Rhodes

/s/ JEAN CLIFTON	Director	June 7, 2018
Jean Clifton

/s/ CHRISTOPHER FRALIC	Director	June 7, 2018
Christopher Fralic

/s/ SPENCER GRIMES	Director	June 7, 2018
Spencer Grimes

/s/ BEDI SINGH	Director	June 7, 2018
Bedi Singh

/s/ JASON WHITT	Director	June 7, 2018
Jason Whitt